          SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C. 20549

                 ____________________

                     SCHEDULE 13G
                    (Rule 13d-102)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                       PURSUANT
 TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO
                        FILED
              PURSUANT TO RULE 13d-2(b)
                  (Amendment No. 2)*

               KEITHLEY INSTRUMENTS INC
___________________________________________________________
                   (Name of Issuer)

                     COMMON STOCK
___________________________________________________________
            (Title of Class of Securities)

                      487584104

                    (CUSIP Number)

                  December 31, 2006
___________________________________________________________
     (Date of Event Which Requires Filing of this
                      Statement)

Check  the  appropriate  box  to  designate  the  Rule
pursuant to which this Schedule is filed:

                 [X] Rule 13d - 1(b)
                 [ ] Rule 13d - 1(c)
                 [ ] Rule 13d - 1(d)

*    The  remainder of this cover page shall be filled
out for a reporting  person's  initial  filing on this
form with respect to the subject class of  securities,
and   for   any   subsequent    amendment   containing
information which would alter disclosures  provided in
a prior cover page.

     The  information  required  on the  remainder  of
this page  shall not be deemed to be  "filed"  for the
purpose of Section 18 of the  Securities  Exchange Act
of  1934   ("Act")   or   otherwise   subject  to  the
liabilities  of that  section  of the Act but shall be
subject to all other  provisions  of the Act (however,
see the Notes.)

-----------------                          --------------
CUSIP         No            13G            Page 8 of 15
487584104                                      Pages
-----------------                          --------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Bank of America Corporation
       56-0906609

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                       0
                5   SOLE VOTING POWER
  NUMBER OF
    SHARES      6
 BENEFICIALLY
OWNED BY EACH
  REPORTING     7
 PERSON WITH
                8
---------------------------------------------------------
---------------------------------------------------------
                                                 580,012
                    SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------
                                                       0
                    SOLE DISPOSITIVE POWER
---------------------------------------------------------
---------------------------------------------------------
                    SHARED DISPOSITIVE           889,257
                    POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                                 889,257
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                   6.17%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                                      HC
---------------------------------------------------------
        *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       NB Holdings Corporation
       56-1857749

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF A
       GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------

                5   SOLE VOTING POWER
  NUMBER OF
    SHARES      6
 BENEFICIALLY
OWNED BY EACH
  REPORTING     7
 PERSON WITH
                8
---------------------------------------------------------
---------------------------------------------------------
                                                 580,012
                    SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

                    SOLE DISPOSITIVE POWER
---------------------------------------------------------
---------------------------------------------------------
                    SHARED DISPOSITIVE           889,257
                    POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                                 889,257
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                   6.17%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                                      HC
---------------------------------------------------------
           *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Bank of America, National Association
       86-0645265

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                           United States
---------------------------------------------------------
---------------------------------------------------------
                                                  83,975
                5   SOLE VOTING POWER
  NUMBER OF
    SHARES      6
 BENEFICIALLY
OWNED BY EACH
  REPORTING     7
 PERSON WITH
                8
---------------------------------------------------------
---------------------------------------------------------
                                                 494,011
                    SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------
                                                 102,475
                    SOLE DISPOSITIVE POWER
---------------------------------------------------------
---------------------------------------------------------
                    SHARED DISPOSITIVE           784,756
                    POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                                 887,231
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                   6.16%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                                      BK
---------------------------------------------------------
        *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Columbia Management Group, LLC
       86-0645265

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------

                5   SOLE VOTING POWER
  NUMBER OF
    SHARES      6
 BENEFICIALLY
OWNED BY EACH
  REPORTING     7
 PERSON WITH
                8
---------------------------------------------------------
---------------------------------------------------------
                                                 494,011
                    SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

                    SOLE DISPOSITIVE POWER
---------------------------------------------------------
---------------------------------------------------------
                    SHARED DISPOSITIVE           784,756
                    POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                                 784,756
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                   5.45%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                                      CO
---------------------------------------------------------
        *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Columbia Management Advisors, LLC
       86-0645265

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                 494,011
                5   SOLE VOTING POWER
  NUMBER OF
    SHARES      6
 BENEFICIALLY
OWNED BY EACH
  REPORTING     7
 PERSON WITH
                8
---------------------------------------------------------
---------------------------------------------------------

                    SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------
                                                 784,756
                    SOLE DISPOSITIVE POWER
---------------------------------------------------------
---------------------------------------------------------
                    SHARED DISPOSITIVE
                    POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                                 784,756
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                   5.45%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                                      CO
---------------------------------------------------------
        *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Banc of America Securities Holdings Corporation
       56-2103478

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------

                5   SOLE VOTING POWER
  NUMBER OF
    SHARES      6
 BENEFICIALLY
OWNED BY EACH
  REPORTING     7
 PERSON WITH
                8
---------------------------------------------------------
---------------------------------------------------------
                                                   2,026
                    SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

                    SOLE DISPOSITIVE POWER
---------------------------------------------------------
---------------------------------------------------------
                    SHARED DISPOSITIVE             2,026
                    POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                                   2,026
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                    .01%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                                      HC
---------------------------------------------------------
        *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Banc of America Securities LLC
       56-2058405

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                   2,026
                5   SOLE VOTING POWER
  NUMBER OF
    SHARES      6
 BENEFICIALLY
OWNED BY EACH
  REPORTING     7
 PERSON WITH
                8
---------------------------------------------------------
---------------------------------------------------------

                    SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------
                                                   2,026
                    SOLE DISPOSITIVE POWER
---------------------------------------------------------
---------------------------------------------------------
                    SHARED DISPOSITIVE
                    POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                                   2,026
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES*

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                    .01%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                                      BD
---------------------------------------------------------
        *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).    Name of Issuer:

         KEITHLEY INSTRUMENTS INC

Item 1(b).    Address of Issuer's Principal  Executive
Offices:

         28775 Aurora Road
         Solon, OH  44139

Item 2(a).    Name of Person Filing:

         Bank of America Corporation
         NB Holdings Corporation
         Bank of America, National Association
         Banc   of   America    Securities    Holdings
         Corporation
         Banc of America Securities LLC
         Columbia Management Group, LLC
         Columbia Management Advisors, LLC

Item 2(b).    Address  of  Principal  Business  Office
or, if None, Residence:

         Each   Reporting   Person   has  its  or  his
         principal  business office at 100 North Tryon
         Street,  Floor 25, Bank of America  Corporate
         Center, Charlotte, NC 28255.

Item 2(c).    Citizenship:

         Bank of America Corporation
         Delaware
         NB Holdings Corporation
         Delaware
         Bank of America, National Association
         United States
         Banc   of   America    Securities    Holdings
         Corporation   Delaware
         Banc of America Securities LLC
         Delaware
         Columbia Management Group, LLC
         Delaware
         Columbia Management Advisors, LLC
         Delaware

Item 2(d).    Title of Class of Securities:

         Common Stock

Item 2(e).    CUSIP Number

         487584104

Item 3.  If This  Statement is Filed  Pursuant to Rule
         13d-1(b),  or 13d-2(b) or (c),  Check Whether
         the Person Filing is a:

         (a)  [ ] Broker  or dealer  registered  under
         Section 15 of the Exchange Act.
         (b)  [ ] Bank as defined  in  Section 3(a)(6)
         of the Exchange Act.
         (c)  [ ]  Insurance  company  as  defined  in
              Section 3(a)(19) of the Exchange Act.
         (d)  [  ]   Investment   company   registered
              under   Section 8   of  the   Investment
              Company Act.
         (e)  [   ]   An    investment    adviser   in
         accordance with Rule 13d-1(b)(1)(ii)(E).
         (f)  [  ]  An   employee   benefit   plan  or
              endowment   fund  in   accordance   with
              Rule 13d-1(b)(1)(ii)(F).
         (g)  [X] A parent holding  company or control
              person   in    accordance    with   Rule
              13d-1(b)(1)(ii)(G).
         (h)  [ ] A  savings  association  as  defined
              in  Section 3(b)  of the Federal Deposit
              Insurance Act.
         (i)  [ ]  A  church  plan  that  is  excluded
              from  the  definition  of an  investment
              company  under  Section  3(c)(14) of the
              Investment Company Act.
         (j)  [   ]   Group,    in   accordance   with
              Rule 13d-1(b)(1)(ii)(J).

         If  this   statement  is  filed  pursuant  to
              Rule 13d-1(c), check this box.  [  ]

Item 4.       Ownership:

         With respect to the  beneficial  ownership of
         the reporting person,  see Items 5 through 11
         of the  cover  pages  to this  Schedule  13G,
         which are incorporated herein by reference.

Item 5.       Ownership  of Five  Percent or Less of a
Class:

         If this  statement  is being  filed to report
         the  fact  that  as of the  date  hereof  the
         reporting   person   has  ceased  to  be  the
         beneficial  owner of more than  five  percent
         of  the  class  of   securities,   check  the
         following  [    ].

Item 6.       Ownership  of More than Five  Percent on
Behalf of Another Person:

         Not applicable.

Item 7.  Identification   and  Classification  of  the
         Subsidiary  Which Acquired the Security Being
         Reported on by the Parent Holding  Company or
         Control Person:

         With  respect  to  Subsidiary  Identification
         and  Classification,  see Items 5 through  11
         of the  cover  pages  to this  Schedule  13G,
         which are incorporated herein by reference.

Item 8.       Identification   and  Classification  of
Members of the Group:

         Not applicable.

Item 9.       Notice of Dissolution of Group:

         Not applicable.

Item 10. Certification:

         By  signing  below  each  of the  undersigned
         certifies   that,   to  the   best   of  such
         undersigned's   knowledge  and  belief,   the
         securities  referred  to above were  acquired
         and  are  held  in  the  ordinary  course  of
         business  and were not  acquired  and are not
         for the  purpose  of or with  the  effect  of
         changing  or  influencing  the control of the
         issuer  of  the   securities   and  were  not
         acquired and are not held in connection  with
         or  as  a  participant  in  any   transaction
         having that purpose or effect.

                         SIGNATURE

After  reasonable  inquiry  and  to  the  best  of  my
knowledge and belief,  I certify that the  information
set  forth in this  statement  is true,  complete  and
correct.

Dated:   February 9, 2007

Bank of America Corporation
NB Holdings Corporation
Bank of America, National Association

By:      /s/ Charles F Bowman
     _____________________
     Charles F. Bowman
     Senior Vice President

Columbia Management Group, LLC
Columbia Management Advisors LLC

By:      /s/ Keith Banks
     _____________________
     Keith Banks
     President

Banc of America Securities Holdings Corporation

By:      /s/ Robert Qutub
     _____________________
     Robert Qutub
     President

Banc of America Securities LLC

By:      /s/ Richard E. Konefal
     _____________________
     Richard E. Konefal
     Senior Vice President

                                          Exhibit 99.1
           EXHIBIT 99.1 - JOINT FILING AGREEMENT

     The  undersigned   hereby  agree  that  they  are
filing  this  statement   jointly   pursuant  to  Rule
13d-1(k)(1).  Each  of  them  is  responsible  for the
timely filing of such Schedule 13G and any  amendments
thereto,  and for the completeness and accuracy of the
information  concerning such person contained therein;
but none of them is responsible  for the  completeness
or accuracy of the  information  concerning  the other
persons  making the filing,  unless such person  knows
or has  reason to  believe  that such  information  is
inaccurate.

     In accordance with Rule  13d-1(k)(1)  promulgated
under the  Securities  and  Exchange  Act of 1934,  as
amended,  the  undersigned  hereby  agree to the joint
filing  with  each  other on behalf of each of them of
to such a statement  on Schedule  13G with  respect to
the  common  stock  of  beneficially  owned by each of
them.  This Joint Filing  Agreement  shall be included
as an exhibit to such Schedule 13G.

Dated:   February 9, 2007

Bank of America Corporation
NB Holdings Corporation
Bank of America, National Association

By:      /s/ Charles F Bowman
     _____________________
     Charles F. Bowman
     Senior Vice President

Columbia Management Group, LLC
Columbia Management Advisors LLC

By:      /s/ Keith Banks
     _____________________
     Keith Banks
     President

Banc of America Securities Holdings Corporation

By:      /s/ Robert Qutub
     _____________________
     Robert Qutub
     President

Banc of America Securities LLC

By:      /s/ Richard E. Konefal
     _____________________
     Richard E. Konefal
     Senior Vice President